Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors of ONEOK Partners GP, L.L.C. as General Partner of ONEOK Partners, L.P.:

We consent to the incorporation by reference in the registration statements No. 333-137419 on Form S-3 and Nos. 333-66949 and 333-72696 on Form S-8 of ONEOK Partners, L.P. (the Partnership) of our reports dated February 28, 2007 with respect to the consolidated balance sheets of the Partnership as of December 31, 2006 and 2005, and the related consolidated statements of income, cash flows, and changes in partners’ equity and comprehensive income for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of the Partnership.

/s/ KPMG LLP

Tulsa, Oklahoma

February 28, 2007